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                                                               EXHIBIT 10.7 (ii)
                                 AMENDMENT NO. 1
                                     TO THE
                              AMENDED AND RESTATED
                         1985 DEFERRED COMPENSATION PLAN
                     FOR DIRECTORS OF DIEBOLD, INCORPORATED
                     --------------------------------------

                  Diebold, Incorporated hereby amends the Amended and Restated 1985 Deferred Compensation Plan for Directors (which was last amended and restated effective January 1, 1995) (the "Plan") as hereinafter set forth. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                       I.

           Section 7 of Article I of the Plan is hereby amended to read as follows:

           7. "Account" shall mean the bookkeeping account on which the amount of the fees which are deferred by a Participant shall be recorded and on which gains, losses and earnings shall be credited in accordance with the Plan.

                                       II.

           A new Section 9 is hereby added to the end of Article I of the Plan to read as follows:

           9. "Committee" shall mean the Compensation Committee of the Board of Directors of the Corporation or such other Committee as may be authorized by the Board of Directors of the Corporation to administer the Plan.

                                      III.

           Section 4 of Article II of the Plan is hereby amended to read as follows:

           4. ACCOUNT; EARNINGS. The percentage of Fees which a Participant elects to defer shall be treated as if it were set aside in an Account on the date the Fees would otherwise have been paid to the Participant. A Participant's Account shall be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant, in accordance with investment deferral crediting options and procedures adopted by the Committee from time to time. A Participant may change such hypothetical investment directions pursuant to such

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procedures adopted by the Committee from time to time. The Corporation specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount pursuant to the Plan, each Participant shall thereby acknowledge and agree that the Corporation is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Corporation thereunder or relating thereto. Any amounts credited to a Participant's Account with respect to which a Participant does not provide investment direction shall be credited with earnings in an amount determined by the Committee in its sole discretion or, if an amount is not so determined, such amounts shall bear interest at Moody's Seasoned Bond Rate plus 3% until further ordered by the Committee or the Board of Directors. A Participant's Account shall be adjusted as of each business day, except that interest, if any, for a calendar quarter shall be credited on the first day of the following quarter.

                                       IV.

           Section 5 of Article II of the Plan is hereby amended to read as follows:

           5. PAYMENT OF ACCOUNT. The amount of a Participant's Account shall be paid to the Participant in a lump sum or in a number of approximately equal quarterly installments (not to exceed 40), as designated by the Participant on the Election Agreement. The amount of the Account remaining unpaid shall continue to be credited with gains, losses and earnings, as provided in Section 4 of this Article. The lump sum payment or the first quarterly installment, as the case may be, shall be made on the first day of the calendar quarter following the end of the period of deferral as specified in Section 3 of this Article. Notwithstanding the terms as originally designated by a Participant on the Election Agreement, but subject to the approval of the Committee as described below in this Section, a Participant may elect to receive, upon the Participant's ceasing to be a Director with the Corporation, payment of any remaining amount in the Participant's Account in a single lump sum payable at termination of service or in a number of approximately equal quarterly installments (not to exceed 40), provided such election shall be in writing on a form provided by the Corporation, which form shall be filed with the Corporation (a) prior to the Participant's involuntary cessation of service with the Corporation (including by




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reason of disability) or death or (b) at least 180 days prior to the
Participant's voluntary retirement. Subject to the approval of the Committee, any such election may be changed or revoked by the Participant at any time and from time to time without the consent of any other person by the filing of a later written election with the Corporation; provided that any election made less than 180 days prior to a Participant's voluntary retirement shall not be valid, and in such case, payment shall be made in accordance with the latest valid election of the Participant. Payment of benefits in the form of a single lump sum payment or installments pursuant to the election of a Participant under this Section is subject to the approval of the Committee, which may, in its discretion, approve or withdraw its prior approval of such election at any time prior to the date the lump sum payment is actually paid to the Participant or the first installment is actually paid to the Participant, as the case may be, and instead require that benefits be paid in accordance with the latest valid election of the Participant.

                                       V.

           Section 8 of Article II of the Plan is hereby amended to read as follows:

           8. ACCELERATION. Notwithstanding the foregoing, (i) the entire amount of a Participant's Account will be paid in a lump sum to the Participant or his Beneficiary in the event of the acquisition of substantially all of the assets of the Corporation or more than fifty percent (50%) of its stock by any person, firm, corporation or group of related corporations, in a transaction or transactions not approved by the Board of Directors of the Corporation; and (ii) the Committee may, in its sole discretion, accelerate the making of payment of the amount of the Account of a Participant who is no longer a Director in the event of financial hardship of the Participant due to causes not within the control of the Participant.

                                     VI.

           Article III of the Plan is hereby amended to read as follows:

                                 ADMINISTRATION

                  The Corporation, through its Board of Directors, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Board of Directors may delegate any or all of its authority under the Plan to the Committee. The Corporation shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount in


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the Account and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Corporation shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation hereunder shall be final and binding upon all interested parties. In accordance with the provisions of
Section 503 of the Employee Income Retirement Security Act of 1974, the Corporation shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Corporation of any such denial.

                                     VII.

           Section 2 of Article V of the Plan is hereby amended to read as follows:

           2. INTEREST OF DIRECTOR. The obligation of the Corporation under the Plan to make payment of amounts reflected on an Account merely constitutes the unsecured promise of only the Corporation to make payments from its general assets as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected on an Account. The Corporation shall establish a so-called "rabbi trust" to hold funds, stock or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain subject to the claims of the Corporation's general creditors.

           Executed at North Canton, Ohio on this 9th day of April 1998.

                                        DIEBOLD, INCORPORATED


                                        By:_____________________________________
                                                 Gerald F. Morris
                                                 Executive Vice President and
                                                 Chief Financial Officer